APPENDIX A

INVESTMENT ADVISORY AGREEMENT

Between JPMORGAN INSURANCE TRUST

And J.P. MORGAN INVESTMENT MANAGEMENT INC.

(Amended as of AUGUST 26, 2008)

Funds of the Trust	Fee Payable to Adviser (as a Percentage of Each Fund’s Average Daily Net Assets
JPMorgan Insurance Trust International Equity Portfolio	0.60%
JPMorgan Insurance Trust Small Cap Equity Portfolio	0.65%

*    *    *    *

JPMorgan Insurance Trust

By:	/s/ Francesco Tango

Name:	Francesco Tango

Title:	Assistant Treasurer

J.P. Morgan Investment Management Inc.

By:	/s/ Patricia A. Maleski

Name:	Patricia A. Maleski

Title:	Managing Director

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